EXHIBIT 10.2
April 5, 2011
Tim Sullivan
c/o Ancestry.com Inc.
360 West 4800 North
Provo, Utah 84604
Dear Tim:
I am pleased to provide the following update to the elements of the remuneration package for your position as President and Chief Executive Officer for Ancestry.com Inc. (the “Company”) reporting to the Board of Directors and based in our corporate office in Provo, Utah as set forth in this agreement (the “Agreement”) as follows:

Salary:	$350,000 annualized, payable semi-monthly according to normal Company payroll policy.

Bonus:
Target and potential maximum annual bonus shall be a percentage of Salary as determined by the Board of Directors of the Company (the “Board”) upon recommendation of the Compensation Committee of the Board (the “Compensation Committee”) based upon your performance against the Company financial performance goals and individual performance goals, if any, established by the Board per the terms and conditions of the Company’s Performance Incentive Program. Notwithstanding the foregoing, your minimum target bonus shall be 100% of Salary. You must be employed by the Company at the time of the bonus payout in order to receive the payout.

Term:
Your full-time employment with the Company will continue under the terms of this Agreement effective as of April 5, 2011 (the “Effective Date”) and will continue through the five (5) year anniversary of the Effective Date (the “Expiration Date”).

Equity:
We will recommend that the Board grant you an award of 150,000 restricted stock units and an option representing the right to acquire 300,000 shares of common stock under the terms of the Company’s 2009 Stock Incentive Plan, in each case on the first date after the Effective Date upon which grants may be made under the Company’s equity issuance policy. Except as otherwise provided herein, the restricted stock units and the stock option will each vest with respect to 33% of the shares represented by such award on each of the third and fourth anniversary of the date of grant, and will vest as to 34% of each award on the fifth anniversary of the date of grant of the award. Your award of restricted stock units and options will be subject to the terms and conditions of the 2009 Stock Incentive Plan and the form of Restricted Stock Unit Agreement and Option Agreement most recently approved by the Compensation Committee. Any future equity award grants will be at the sole discretion of the Compensation Committee.

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In addition to the foregoing, you have the opportunity to continue to participate in all available benefits offered generally to employees of the Company from time to time. These currently include paid time off, holidays, health, dental, life, disability, a Section 125 cafeteria plan, tuition reimbursement and the Company’s 401(k) retirement plan, all subject to the Company’s policies and procedures. The scope and extent of employee benefits offered by the Company may change from time to time. As a condition to your employment by the Company, you will execute and be bound by the Company’s standard Agreement to Protect Company Property, including, but not limited to, the restrictive covenants and confidentiality provisions therein.
Notwithstanding the term described above, your employment under this Agreement constitutes “at will” employment with the Company. Both you and the Company are free to terminate our at-will employment relationship at any time (including before the Expiration Date) for any reason, with or without cause and with or without notice. Notwithstanding the foregoing, if the Company terminates your employment without Cause (and other than as a result of your death or disability) or you resign for Good Reason, you will be eligible for a severance package as follows:
Non-CIC Cash Severance. Following such separation from service, the Company will pay you a severance amount equal to the sum of (x) twelve (12) months of Salary and (y) one time your Average Annual Bonus (the sum of (x) and (y), the “Non-CIC Cash Severance”). The Company will pay you the Non-CIC Cash Severance in twelve (12) equal monthly installments commencing on the first regular Company payroll period after the Release Deadline (as defined below) and continuing on the monthly anniversary thereof (or the last day of the month), subject to any payment delay necessary to avoid adverse consequences under Section 409A, as described below. For purposes of this Agreement, “Average Annual Bonus” means the average annual bonus earned by you under the Company’s Performance Incentive Program (or any successor annual bonus program) for performance over the three (3) fiscal years preceding the year of termination.
CIC Cash Severance. In the event that within three (3) months before or within twenty-four (24) months following a Change of Control you are terminated by the Company without Cause (other than as a result of your death or disability), or you resign for Good Reason, in lieu of the Non-CIC Cash Severance described above, the Company will pay you a lump sum cash severance payment promptly after the Release Deadline in an amount equal to two (2) times the sum of (x) your annual Salary and (y) your Average Annual Bonus (the sum of (x) and (y), the “CIC Cash Severance”), subject to any payment delay necessary to avoid adverse consequences under Section 409A, as described below.
Additional Severance Benefits. Upon your separation from service (whether or not in connection with a Change in Control), if you timely elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for you and your eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse you for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to your separation from service) for you and your covered dependents until the earliest of (x) eighteen (18) months from the date of your separation from service, (y) the expiration of your continuation coverage under COBRA or (z) the date when you receive substantially equivalent health insurance coverage in connection with new employment or self-employment; provided that such benefits shall be taxable to you to the extent advisable under Section 105(h) of the Code or other applicable law.

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Additionally, the Company will reimburse you for your life insurance benefit premiums for a period of eighteen (18) months following your separation from service. Further, following any such separation from service you will be entitled to a pro-rata portion (based on the number of months you were employed during the year of termination) of the annual bonus you would have otherwise earned under the Company’s Performance Incentive Program (or any successor annual bonus program) for the year of separation from service based upon the Company’s actual result for the entire year, which bonus will be paid at the same time annual bonuses are paid for the year of separation from service to Company employees generally, but in no event later than March 15 of the year following the year of separation from service. Your equity and equity-based awards will be treated as set forth in the applicable award agreements evidencing the awards and the equity plan under which such awards were granted.
In the event that within three (3) months before or within twenty-four (24) months following a Change of Control you are terminated by the Company without Cause (other than as a result of your death or disability), or you resign for Good Reason, you will receive immediate vesting as to a total of one-hundred percent (100%) of your then unvested equity and equity-based awards.
Release Requirement. In each case outlined above, the severance payments and other benefits are contingent upon your signing a general release of claims in favor of the Company and such release of claims becoming irrevocable within forty-five (45) calendar days following your separation from service (such forty-fifth (45th) day, the “Release Deadline”) and your compliance with any restrictive covenant or confidentiality provision to which you are subject pursuant to this Agreement or otherwise.
For purposes of this Agreement, “Cause” means (i) your willful and continued failure to substantially perform your duties after you have received a written demand of performance from the Company that specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties and have failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice; (ii) your gross negligence in performance of your duties, which results in a material economic harm to the Company or any breach of fiduciary duties to the Company; (iii) your conviction of, or plea of guilty or no contest to any felony or a misdemeanor involving moral turpitude that has an adverse effect on your qualifications or your ability to perform your duties; or (iv) your willful violation of any restrictive covenant to which you are subject, including any non-competition covenant, non-solicitation covenant or any unauthorized use or disclosure of confidential information or trade secrets of the Company or its affiliates, or failure to cooperate in any Company investigation. Neither bad judgment nor mere negligence nor an act of omission reasonably believed by you to have been in, or not opposed to, the interests of the Company, shall constitute examples of gross negligence.
For purposes of this Agreement, “Change of Control” results when: (i) any person or entity other than Spectrum Equity Investors V L.P. (Spectrum”) or persons or entities jointly filing Schedule 13-G with Spectrum in respect of the Company’s voting securities as of the date of this Agreement becomes the beneficial owner, directly or indirectly, of securities of the Company (or any parent corporation) representing more than fifty percent (50%) of the total voting power of all of the Company’s (or any parent corporation’s) then outstanding voting securities, (ii) a merger or consolidation of the Company (or any parent corporation) in which the Company’s (or any parent corporation’s) voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company (or any parent corporation) or a liquidation or dissolution of the Company (or any parent corporation). Notwithstanding the foregoing, to the extent required to avoid taxation under Section 409A of the Code (“Section 409”), an event set forth above shall constitute a Change of Control only if it also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.

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For purposes of this Agreement, you can resign for “Good Reason” within ninety (90) days after the occurrence of any of the following: (i) without your consent, a material reduction of your Salary, relative to your Salary as in effect immediately prior to such reduction; provided that neither a reduction of less than twenty percent (20%) from your then-current Salary nor a reduction applied equally to all executive officers shall constitute Good Reason; (ii) without your consent, a material reduction of duties, authority or responsibilities, relative to your duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to you of such reduced duties, authority or responsibilities; provided that neither your removal as President of the Company nor your relinquishment of the title of Chief Executive Officer if you remain on the Board of Directors shall constitute Good Reason; (iii) without your express written consent, you are relocated to a facility or location more than one hundred (100) miles from the current location of any of the Company’s Corporate offices as in effect on the date upon which this Agreement is executed; (iv) a material reduction in your cash incentive opportunity; provided that neither a reduction of less than twenty percent (20%) from your then-current cash incentive opportunity nor a reduction applied equally to all executive officers shall constitute Good Reason; (v) the failure of the Company to obtain assumption of the Agreement by any successor to the Company; provided that no event described in this paragraph shall constitute Good Reason unless (x) you provide the Company notice of such event within ninety (90) days after the first occurrence or existence thereof, which notice specifically identifies the event that you believe constitutes Good Reason and (y) the Company fails to cure such event within thirty (30) days after delivery of such notice.
Any other changes to our at-will employment relationship will be effective only if contained in a written agreement for that purpose, signed by you and the Company.
Section 409A. The payments hereunder are intended to be exempt under Treasury Regulation Section 1.409A-1(b) (9)(iii). Notwithstanding the foregoing, to the extent (i) any payments to which you become entitled under this agreement, or any agreement or plan referenced herein, in connection with your termination of employment constitute deferred compensation subject to (and not exempt from) Section 409A and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service”; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Code Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum. For purposes of this agreement or any agreement or plan referenced herein, with respect to any payment that is subject to (and not exempt from) Section 409A, termination of your employment shall be a “separation from service” within the meaning of Section 409A, and Section 1.409A-1(h) of the regulations thereunder. To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (i) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.

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Golden Parachute. Anything in this Agreement to the contrary notwithstanding, if any payment or benefit you would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this paragraph shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”), (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable, (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.
A nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax. If a reduction is required, the Accounting Firm shall administer the ordering of the reduction as set forth in above. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company a within fifteen (15) calendar days after the date on which your right to a Payment is triggered. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon you and the Company.
Arbitration. The parties agree that any and all disputes arising out of the terms of this Agreement, your employment by the Company, your service as an officer or director of the Company, or your compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration in Salt Lake City, Utah before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the Utah Rules of Civil Procedure. The parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to your obligations under this Agreement and the agreements incorporated herein by reference.

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General Provisions
This Agreement sets forth the key terms of your proposed employment by the Company, but is not intended and shall not be construed as an employment contract. By signing below, you accept the terms of employment as outlined above and with the understanding that the employment relationship established by this Agreement is “at-will”. At-will employment means that either you or the Company may terminate the employment relationship at any time, with or without notice, and with or without cause. The Company, as an at-will employer, reserves the right to modify, revoke, suspend, terminate or change any or all such terms of employment, in whole or in part, at any time with or without notice. Nothing in terms of employment, either implied or expressed, is to be viewed as an employment contract. Regarding confidentiality, you agree not to divulge, furnish, or make accessible to anyone outside the Company. any knowledge or information coming into your possession during your employment with respect to confidential or secret documents, processes, plans, formulae, devices or material relating to the business and activities of the Company.
By signing this Agreement, you confirm to the Company that you are under no contractual or other legal obligation that would prohibit you from performing your duties for the Company as described herein.
By signing this Agreement you acknowledge that the provisions of this restated Agreement have been read, are understood, and the continued employment on the terms and conditions described herein is herewith accepted. This Agreement, together with the agreements specifically referenced herein (including, but not limited to, the Agreement to Protect Company Property), supersedes and preempts all prior or contemporaneous oral or written understandings and agreements with respect to the subject matter hereof between you and the Company, including, without limitation, that certain offer letter dated July 20, 2009, as amended July 22, 2010 between you and the Company.
Please signify your acceptance of this updated offer and to further indicate that you understand that this Agreement does not constitute an employment contract, by signing where indicated below and returning this Agreement to me by April 8, 2011.
Sincerely,
/s/ William C. Stern
Ancestry.com Inc.
Accepted and agreed to this 6th day of April, 2011

/s/ Tim Sullivan
Tim Sullivan

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